                                                                     EXHIBIT 4.2
                                                                [Draft--3/14/94]




                                  LOAN AGREEMENT dated as of [           ],
                          199[ ], between Paine Webber Group Inc., a Delaware corporation (the "Guarantor"), and PaineWebber Finance L.L.C., a Delaware limited liability company (the "Company").

                 WHEREAS the sole purpose for which the Company was formed is to issue preferred and common limited liability company interests
(respectively, "Preferred Interests" and "Common Interests") and lend the net proceeds thereof to the Guarantor and its subsidiaries (the Guarantor guaranteeing, in connection therewith, certain payment obligations of the Company with respect to such Preferred Interests);

                 WHEREAS consistent therewith, the Guarantor has asked the Company to make loans to the Guarantor in the aggregate principal amount of up
to $[        ]; and

                 WHEREAS the Company intends to make the aforementioned loans to the Guarantor, on the terms and conditions set forth herein.

                 NOW, THEREFORE, the Guarantor and the Company hereby agree as follows:


                                   ARTICLE I

                                   The Loans

                 SECTION 1.01. The Loans. Subject to the terms and conditions herein, (a) the Company agrees to make a loan to the Guarantor on the date
hereof in the principal amount of $[     ] in next-day funds, and (b) in the
event that the underwriters' over-allotment option described in the Prospectus
Supplement dated [          ], 199[ ], relating to the Series [  ] Interests
(as defined below) is exercised, the Company agrees to make an additional loan to the Guarantor equal to the aggregate stated liquidation preference of the Series [ ] Interests so sold upon such exercise plus the related aggregate additional cash consideration paid by the Guarantor to the Company for additional Common Interests (each such loan, a "Loan" and, collectively, the "Loans"). The Loans shall be evidenced by a promissory note (a "Note") of the Guarantor to the Company, in substantially the form of Exhibit A hereto.

                 SECTION 1.02. Term of the Loans. The entire principal amount of the Loans outstanding shall become due and payable (together with any accrued and unpaid interest thereon) on the earliest of (a) [insert date of the 30th anniversary of the date of this Loan Agreement] (the "Maturity Date"), (b) the date upon which the Guarantor shall be dissolved, wound up or liquidated,
(c) the date upon which the Company shall be dissolved, wound up or liquidated, or (d) the date of acceleration of the Loans pursuant to Section 7.01 hereof; provided that all or any portion of the principal amount prepaid or repaid by the Guarantor may be reloaned to the Guarantor, and not used by the Company for
redemption of Series [   ] Interests, if at the time of such new loan, and as
determined in the judgment of the Guarantor, in its capacity as a holder of Common Interests (in such capacity, the "Managing Member"), and its financial advisor (which may be an affiliate of the Guarantor), (i) the Guarantor is not the subject of a pending case under the United States Bankruptcy Code, (ii) the Guarantor is not in default on any loan pertaining to Preferred Interests of any other series ranking pari passu with the ___% Cumulative Preferred Interests, Series [ ] issued by the Company (the "Series [ ] Interests"),
(iii) the Guarantor has timely made all required monthly payments of interest on the Loans for the immediately preceding nine months, (iv) the Company is not in arrearage on payments of dividends on the Series [ ] Interests, (v) the Guarantor is expected to be able to make timely payment of principal and interest on such new loan, (vi) such new loan is being made on terms, and under circumstances, that are no less favorable to the Company than those that a lender would require for a similar loan to an unrelated party, (vii) such new loan is being made at a rate of interest sufficient to provide monthly payments of interest equal to or greater than the amount of monthly dividend payments required in respect of the Series [ ] Interests, (viii) such new loan is being made for a fixed term that is consistent with market circumstances and the Guarantor's financial condition, and (ix) in any event, no new loan shall have a final maturity later than the ninetieth anniversary of the original issuance of the Series [ ] Interests.

                 SECTION 1.03. Optional Prepayment. The Guarantor shall have the right to prepay the Loans, without premium or penalty,

                 (a) in whole or in part (together with any accrued but unpaid interest, including Additional Interest (as defined in Section 2.02 below), if any, on the portion being prepaid) at any time on or after March [ ], 1999; or

                 (b) in whole (together with all accrued and unpaid interest, including Additional Interest, if any, thereon) at any time after the date hereof if the Guarantor is or would be required to pay any Additional Interest pursuant to the terms of this Agreement or, if such requirement shall relate only to a portion of the Loans, the portion of the Loans affected by any such requirement (together with all accrued and unpaid interest, including Additional Interest, if any, on the portion being prepaid); provided that the Guarantor shall not have the right to prepay the Loans as a result of the payment of Additional Interest unless the payment of such Additional Interest is imposed by reason of a Change of Law (as defined below). Furthermore, in no event shall the Guarantor have the right to prepay the Loan, or any portion thereof, under this clause (b) based on a de mimimis obligation to pay Additional Interest.

The term "Change of Law" shall mean a change in law or regulation, or a written change in interpretation of law or regulation, by any legislative body, court, governmental agency or regulatory authority.

                 SECTION 1.04. Optional Exchange. On any Series [ ] Interests dividend payment date on or after [insert date of sixth anniversary of the date of this Agreement], the Guarantor shall have the right to issue and deliver to the Company, in exchange for the Note, freely transferable Depositary Shares (the "Depositary Shares") each representing a fractional interest in a new
issue of the Guarantor's [     ]% Cumulative Preferred Stock, Series [    ]
(the "Guarantor Preferred Stock"), having an aggregate fair market value, as determined by the Guarantor's financial advisor (which may be an affiliate of the Guarantor), or an aggregate liquidation preference, whichever is greater, equal to the unpaid principal amount of the Note plus any accrued and unpaid interest (including Additional Interest, if any) thereon to the date of such exchange; provided, however, that if, on the date that notice of the redemption
of the Series [    ] Interests in connection with an exchange for the Note is
mailed to holders of Series [    ] Interests, the rating assigned to any
outstanding publicly held long-term senior unsecured debt obligation of the Guarantor by either Standard & Poor's Corporation or Moody's Investors Services, Inc. is not at least BBB- and Baa3 (or the equivalent ratings), respectively, then the Guarantor shall be obligated to deliver to the Company in exchange for the Note 1.2 times the number of Depositary Shares which would have been deliverable otherwise.

                 Notwithstanding the foregoing, such exchange of the Depositary Shares for the Note may be made only if, on the date that the Guarantor gives to the Company notice of its intention to effect such exchange and on the date of such exchange, (i) the Guarantor is not in default on any loan made by the Company to the Guarantor, (ii) the Guarantor is not in default under any indebtedness for borrowed money whether or not evidenced by a note (other than indebtedness owing to the Guarantor or a subsidiary and indebtedness in respect of agreements in the ordinary course of business to purchase or repurchase securities or loans), indebtedness secured by purchase money mortgages or conditional sale, finance lease or other title retention agreements and obligations under any other lease of real or personal property, which, in all such cases, would be included in accordance with generally accepted accounting principles in determining total liabilities as shown on the liability side of a balance sheet as at the date as of which such indebtedness is to be determined, which indebtedness or obligations are in excess of $25,000,000 and have been or could be declared due and payable prior to maturity, (iii) the Guarantor has not generally failed to pay its debts as such debts become due, or admitted in writing its inability to pay its debts generally, or made a general assignment for the benefit of creditors, or voluntarily filed a petition for relief or reorganization under the United States Bankruptcy Code, (iv) no proceeding has been instituted against the Guarantor seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of the Guarantor or its debt under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official, which proceeding has not theretofore been stayed or dismissed, (v) the total consolidated stockholders' equity of the Guarantor, as shown on the most recent publicly available consolidated balance sheet of the Guarantor, is at least $500,000,000, and (vi) there have been fully satisfied such additional conditions, if any, as may be set forth in a supplement or addendum to this Agreement. The Guarantor shall give the Company written notice of its intention to effect such exchange not less than seventy-five (75) days nor more than ninety (90) days prior to the intended date of such exchange.


                                   ARTICLE II

                                    Interest

                 SECTION 2.01. Interest on the Loans. The Loans shall bear interest at an annual rate of [ ]% from the date they are made until maturity. Such interest shall be payable on the last day of each calendar month of each
year, commencing [        ], 199[ ].  Interest will be computed on the basis of
twelve 30-day months and a 360-day year and, for any interest period that is shorter than a full calendar month, will be calculated on the basis of the actual number of days elapsed in such period. If any date on which interest is payable on the Loan is not a Business Day (as defined below), then payment of the interest due on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean each day, other than a Saturday or Sunday, that is not a day on which banks in The City of New York are authorized or obligated by law or executive order to close.

                 SECTION 2.02. Additional Interest. If at any time following the date hereof the Company shall be required to pay, with respect to its income derived from the interest payments on the Loan, any amounts, for or on account of any taxes, duties or governmental charges of whatever nature imposed by the United States (or any political subdivision thereof or therein), or any other taxing authority, then, in any such case, the Guarantor will pay as interest such additional amounts ("Additional Interest") as may be necessary in order that the net amounts received and retained by the Company after the payment of such taxes, duties, assessments or governmental charges shall result in the Company's having such funds as it would have had in the absence of the obligation to pay such taxes, duties, assessments or governmental charges.

                 SECTION 2.03. Extension of Interest Payment Period. Notwithstanding the provisions of Section 2.01, the Guarantor shall have the right at any time or times during the term of the Loans, so long as the Guarantor is not in default in the payment of interest on the Loans, to extend the interest payment period by a further period, not to exceed nine months, at the end of which further period the Guarantor shall pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the Loans to the extent permitted by applicable law); provided that, during any such extended interest payment period, or at any time during which there is an uncured Event of Default (as defined herein), the Guarantor shall not pay any dividends on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its shares of capital stock or make any guarantee payments with respect to the foregoing (other than payments under any guarantee of the Series [ ] Interests). Prior to the termination of any such extended interest payment period, the Guarantor may further extend the interest payment period, provided that such further extension of the interest payment period, together with all prior extensions thereof, shall not exceed an aggregate of nine months. The Guarantor shall give the Company notice of its election to extend the interest payment period one Business Day prior to the earlier of (i) the date the Company declares the related dividend on the Series [ ] Interests or
(ii) the date the

Company is required to give notice of the record or payment date of such related dividend to the New York Stock Exchange or other applicable self-regulatory organization, but in any event not less than five Business Days prior to such record date.


                                  ARTICLE III

                                    Payments

                 SECTION 3.01. Method and Date of Payment. Each payment by the Guarantor of principal and interest (including Additional Interest, if any) on the Loans shall be made to the Company in United States Dollars at such place and to such account as may be designated by the Company.

                 SECTION 3.02. Set-Off. Notwithstanding anything to the contrary herein, the Guarantor shall have the right to set-off any payment it is otherwise required to make hereunder with and to the extent the Guarantor has theretofore made, or is concurrently on the date of such payment making, a payment under any guarantee of the Series [ ] Interests.


                                   ARTICLE IV

                                 Subordination

                 SECTION 4.01. Subordination. The Guarantor and the Company covenant and agree that each of the Loans is subordinate and junior in right of payment to all Senior Indebtedness as provided herein. The term "Senior Indebtedness" shall mean (a) the principal of, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Guarantor) on (i) indebtedness of the Guarantor for money borrowed, whether outstanding on the date of execution of this Agreement or thereafter created, incurred or assumed,
(ii) guarantees by the Guarantor of indebtedness for money borrowed by any other person, whether outstanding on the date of execution of this Agreement or thereafter created, incurred or assumed, (iii) indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness for the payment of which the Guarantor is responsible or liable, by guarantees or otherwise, whether outstanding on the date of execution of this Agreement or thereafter created, incurred or assumed, (iv) obligations of the Guarantor under any agreement of lease, or any lease of, any real or personal property, whether outstanding on the date of execution of this Agreement or thereafter created, incurred or assumed, and (v) without duplication of the foregoing, indebtedness of the Guarantor under the Indenture dated as of March 15, 1988, between the Guarantor and Chemical Bank (Delaware), as amended, relating to subordinated debt securities of the Guarantor, and indebtedness or guarantees ranking superior or pari passu in right of payment thereto, in each case whether outstanding on the date of this Agreement or thereafter created, incurred or assumed (the Loan being expressly neither superior nor pari passu in right of payment to or with any indebtedness described in this clause (v)), (b) any other indebtedness, liability or obligation, contingent or otherwise, of the Guarantor and any guarantee, endorsement or other contingent obligation of the Guarantor in respect of any indebtedness, liability or obligation, whether outstanding on the date of execution of this Agreement or thereafter created, incurred or assumed, and (c) modifications, renewals, extensions and refundings of any such indebtedness, liabilities, obligations or guarantees; unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, liabilities, obligations or guarantees or such modifications, renewals, extensions or refundings thereof are not superior in right of payment to the Loans. The Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of these subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness.

                 If (i) the Guarantor shall default in the payment of any principal, or premium, if any, or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default is given to the Guarantor by the holders of Senior Indebtedness, then unless and until such default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made on account of the Loans or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of the Loans. The Guarantor will given prompt written notice to the Company of any default in the payment of any Senior Indebtedness.

                 In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Guarantor, its creditors or its property, (ii) any proceeding for the liquidation, dissolution or other winding up of the Guarantor, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment by the Guarantor for the benefit of creditors, or (iv) any other marshalling of the assets of the Guarantor, all Senior Indebtedness (including, without limitation, interest accruing after the commencement of any such proceeding, assignment or marshalling of assets) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by the Guarantor on account of the Loans. In any such event, any payment or distribution, whether in cash, securities or other property (other than securities of the Guarantor or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions hereof with respect to the indebtedness evidenced by the Loans, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions hereof) be payable or deliverable in respect of the Loans (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Guarantor being subordinated to the payment of the Loans) shall be paid or delivered directly to the holders of Senior Indebtedness or to their representative, or to the trustee under the indenture or agreement (if any) pursuant to which Senior Indebtedness may have been issued, in accordance with the priorities then existing among such holders until all Senior Indebtedness shall have been paid in full. No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the indebtedness constituting the Loans by any act or failure to act on the part of the Guarantor.

                 Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities or other property equal to the amount of such Senior Indebtedness then outstanding. Upon the payment in full of all Senior Indebtedness, the Company shall be subrogated to all the rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to the Senior Indebtedness until the Loans shall have been paid in full, and such payments or distributions received by the Company, by reason of such subrogation, of cash, securities or other property which otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between the Guarantor and its creditors other than the holders of Senior Indebtedness, on the one hand, and the Company, on the other, be deemed to be payment by the Guarantor on account of Senior Indebtedness, and not on account of the Loans.


                                   ARTICLE V

                         Representations and Warranties

                 SECTION 5.01. Representations and Warranties. The Guarantor represents and warrants to the Company that:

                 (a) Good Standing. The Guarantor is a corporation duly incorporated and validly existing under the laws of the State of Delaware, with full power and authority to own its properties and conduct its business as now being conducted.

                 (b) Power and Authority. The Guarantor has full power and authority to enter into this Agreement and to incur and perform the obligations provided for herein, all of which have been duly authorized by all proper and necessary action.

                 (c) No Conflict. The execution and delivery of this Agreement and the performance by the Guarantor of all its obligations hereunder will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Guarantor is a party or by which the Guarantor is bound or subject, nor will this Agreement result in a violation of the provisions of the Guarantor's Restated Certificate of Incorporation or By-laws.

                 (d) Binding Agreement. This Agreement constitutes the valid and legally binding obligation of the Guarantor enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.


                                   ARTICLE VI

                                   Covenants

                 SECTION 6.01. Covenants. (a) The Guarantor agrees that, so long as the Series [ ] Interests are outstanding, (i) it shall not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing (other than payments pursuant to any guarantee of the Series [ ] Interests) if at such time (x) there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default or (y) the Guarantor shall be in default with respect to its payment or other obligations under any guarantee of the Series [ ] Interests, (ii) it shall maintain ownership, directly or indirectly, of 100% of the Common Interests, (iii) in its capacity as a holder of Common Interests, it shall make such contributions to the Company, either in connection with the purchase of Common Interests or otherwise, so as to cause the Common Interests held by the Guarantor to be entitled in the aggregate to at least 21% of all interest in the capital, income, gain, loss, deduction, credit and distributions of the Company, (iv) it shall not voluntarily dissolve, wind-up or liquidate the Company, (v) it shall timely perform all of its duties as the Managing Member (as defined in the Prospectus Supplement dated March [ ], relating to the Series [ ] Interests) of the Company, and (vi) it shall use its reasonable efforts to cause the Company to remain a limited liability company under the laws of the State of Delaware and otherwise continue to be treated as a partnership for United States Federal income tax purposes.

                 (b) The Guarantor agrees that its obligations under this Agreement will also be for the benefit of the holders from time to time of Series [ ] Interests, and the Guarantor acknowledges and agrees that such holders will be entitled to enforce this Agreement directly against the Guarantor.

                 (c) The Guarantor agrees not to permit another entity to merge with or into it unless (i) at such time no Event of Default has occurred and is continuing, or would occur as a result of such merger, and (ii) the Guarantor is the survivor of such merger or the entity formed by or resulting from such merger shall expressly assume payment of the principal of and premium, if any, and interest on (and any Additional Interest payable in respect of) the Loans.


                                  ARTICLE VII

                               Events of Default

                 SECTION 7.01. Events of Default. If one or more of the following events (each an "Event of Default") shall occur and be continuing:

                 (a) default in the payment of interest on the Loans (including any Additional Interest) when due that continues for 10 days (whether by virtue of the provisions of Article IV or otherwise); provided, however, that a valid extension of the interest payment period by the Guarantor pursuant to Section 2.03 shall not constitute a default in the payment of interest for this purpose;

                 (b) default in the payment of principal on the Loans when due (whether by virtue of the provisions of Article IV or otherwise);

                 (c) the dissolution, winding up or liquidation of the Company;

                 (d) the bankruptcy, insolvency or liquidation of the Guarantor; or

                 (e) the breach by the Guarantor of any of its covenants contained herein continued for 30 days after notice to the Guarantor from any holder of the Series [ ] Interests;

then (i) in the case of clauses (a), (b) and (e), and at any time thereafter during the continuance of such event, the Company will have the right to declare the principal of and the interest on the Loans (including any Additional Interest and any interest subject to an extension of the interest payment period) and any other amounts payable on the Loans to be forthwith due and payable, and (ii) in the case of clauses (c) and (d), the principal of any interest on the Loans (including any Additional Interest and any interest subject to an extension of the interest payment period) and any other amounts payable on the Loans shall automatically become due and payable, whereupon in either case the Loans and any other amounts payable hereunder shall be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement to the contrary notwithstanding, and the Company will have the right to enforce its other rights as a defaulted creditor with respect to the Loans. The Guarantor expressly acknowledges that under the terms of the Series [ ] Interests, the holders of the outstanding Series [ ] Interests shall have the rights particularly described in the action of the Managing Member establishing the rights and powers of the Series [ ] Interests, including the right to appoint a trustee, which trustee shall be authorized to exercise the Company's rights to accelerate the principal amount of the Loan and to enforce the Company's other rights under this Agreement, and the Guarantor agrees to cooperate with such trustee.


                                  ARTICLE VIII

                                 Miscellaneous

                 SECTION 8.01. Notices. All notices hereunder shall be deemed given by a party hereto if in writing and delivered personally or by telegram or facsimile transmission or by registered or certified mail (return receipt requested) to the other party at the following address for such party (or at such other address as shall be specified by like notice):

                 If to the Company, to:

                          PaineWebber Finance L.L.C.
                          In care of Paine Webber Group Inc.
                          1285 Avenue of the Americas
                          New York, NY 10019
                          Facsimile No.: (212) 713-2114
                          Attention: Vice President, General
                                     Counsel & Secretary

                 If to the Guarantor, to:

                          Paine Webber Group Inc.
                          1285 Avenue of the Americas
                          New York, NY 10019
                          Facsimile No.: (212) 713-2114
                          Attention: Vice President, General
                                     Counsel & Secretary

                 Any notice given in accordance with the foregoing shall be effective when received.

                 SECTION 8.02. Binding Effect. The Guarantor shall have the right at all times to assign any of its rights or obligations under this Agreement to a direct or indirect wholly owned subsidiary of the Guarantor; provided, however, that, in the event of any such assignment, the Guarantor shall remain jointly and severally liable for all such obligations. The Company may not assign any of its rights hereunder without the prior written consent of the Guarantor. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Guarantor and the Company and their respective successors and assigns. Any assignment by the Guarantor or the Company in contravention of such provisions will be null and void. This Agreement may not otherwise be assigned by the Guarantor or the Company.

                 SECTION 8.03. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

                 SECTION 8.04. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                 SECTION 8.05. Amendments. This Agreement may be amended by mutual consent of the parties in the manner the parties shall agree; provided, however, that, so long as any of the Series [ ] Interests remain outstanding, no such amendment shall be made that materially and adversely affects the rights of the holders of the Series A Interests, no termination of this Agreement shall occur, and no Event of Default or compliance with any covenant under this Agreement may be waived by the Company, without the prior approval of the holders of at least 66-2/3% in liquidation preference of all Series A Interests then outstanding, in writing or at a duly constituted meeting of such holders, unless and until the Loans and all accrued and unpaid interest thereon (including Additional Interest, if any) shall have been paid in full.


                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                           PAINE WEBBER GROUP INC.,


                                           by
                                             ------------------------
                                             Name:
                                             Title:

                          PAINEWEBBER FINANCE L.L.C.,

                          by Paine Webber Group Inc.,
                            as Managing Member,


                         by
                           -----------------------------
                           Name:
                           Title:

                                                                       EXHIBIT A





                                PROMISSORY NOTE

U.S. $[         ]                               Dated: [        ], 199[ ]


                 FOR VALUE RECEIVED, the undersigned, PAINE WEBBER GROUP INC., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to PAINEWEBBER FINANCE L.L.C., a Delaware limited liability company (the "Lender"), or its
registered assigns the principal sum of [          ] United States Dollars
($[        ]), or if less, the unpaid principal amount of the Loans
(as defined in the Loan Agreement referred to below) of the Lender to the Borrower, payable at such times, and in such amounts, as are specified in the Loan Agreement.

                 The Borrower promises to pay (i) interest on the unpaid principal amount of the Loans from the date hereof until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Loan Agreement and (ii) Additional Interest (as defined in the Loan Agreement referred below), if any.

                 Both principal and interest are payable in lawful money of the United States of America.

                 This Promissory Note is the Note referred to in, and is
entitled to the benefits of, the Loan Agreement dated as of [        ], 199[ ]
(said Agreement, as it may be amended or otherwise modified from time to time, the "Loan Agreement"), between the Borrower and the Lender. The Loan Agreement, among other things, (i) provides for the Loans of the Lender in an aggregate amount not to exceed the United States Dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Loans being evidenced by this Note, (ii) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified and (iii) contains provisions regarding the subordination of the Loans to Senior Indebtedness (as defined in the Loan Agreement) of the Borrower.

                 Demand, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

                 THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

                                              PAINE WEBBER GROUP INC.,

                                              by
                                                -------------------------------
                                                Name:
                                                Title: